Exhibit 10.2

[SEARS HOLDINGS LETTERHEAD]

December 4, 2008

J. Miles Reidy

[Address]

Dear Miles,

The purposes of this letter are to confirm your intent to resign from Sears Holdings Corporation effective as of January 31, 2009, and to confirm our agreement to additional changes to the June 25, 2008 update ("June Update") to your September 12, 2007 offer letter ("Original Offer Letter") (regarding repayment of your sign-on bonus) and to your Original Offer Letter (regarding repayment of your relocation benefits). These latest changes have been approved by the Compensation Committee of SHC's Board of Directors.

These changes, to which the parties intend to be legally bound for good and valuable consideration, are as follows:

  With respect to your one-time sign-on bonus of $250,000 (gross), which amount was paid to you October 22, 2008, you will not be required to repay this amount if you do not voluntarily terminate your employment with SHC before January 31, 2009.
  With respect to the relocation benefits, which benefits were paid either directly to you or to a third party on your behalf under Sears Relocation Policy (payments totaled approximately $67,000 including tax gross-up), you will not be required to repay these amounts if you do not voluntarily terminate your employment with SHC before January 31, 2009.

In consideration for SHC's agreement to waive the right to these repayments, you agree to execute the attached General Release and Waiver. Further, you understand that by voluntarily terminating your employment you are not entitled to severance-relate pay or benefits under your Executive Severance Agreement but you remain obligated to comply with this agreement, including the one (1) year non-compete and non-solicitation provisions and the non-disclosure provision.

Your Original Offer Letter (as updated by the June Update and this letter), your September 7, 2007 Executive Severance Agreement (including Appendix A and the June 25, 2008 Addendum), the Restricted Stock Award Agreement (as amended June 25, 2008) and your General Release and Waiver, shall contain and comprise the entire understanding and agreement between you and Sears and shall fully supersede any and all prior agreements or understandings between you and Sears with respect to the subject matter contained herein.

Please sign below and return this letter, and your executed General Release and Waiver, to my attention.

Sincerely,

/s/ William R. Harker

William R. Harker

Accepted:

/s/ J. Miles Reidy

J. Miles Reidy

12/5/2008

Date